Exhibit 10(g)
AMENDMENT NO. 6
TO
PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and
WHEREAS, the Plan was amended and restated effective July 1, 2003, and subsequently amended by Amendment No. 1, 2, 3, 4 and 5; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.	Effective December 31, 2017, the following sections of Article 2 are amended to read as follows:

ARTICLE II	DEFINITIONS

	(h)	"CLC" shall mean the Corporate Leadership Council of PPL Corporation.
	(i)	"Early Retirement Reduction Factor" means the percentage that appears adjacent to the Participant’s age below determined under the appropriate column.
		(1)	Column (1) shall apply to any Retiree unless Column (3) applies.
		(2)	Column (2) shall apply to any Terminated Vested Participant unless Column (3) applies.
		(3)	Column (3) shall apply only to the Chief Executive Officer of PPL Corporation.

Percentage of Benefit Received

Age When Benefits Start	(1) Retiree	(2) Terminated Vested	(3) CEO Retiree
62 61 60 59 58 57 56 55 54 53 52 51 50 49 or younger	100 100 100 95 90 85 80 75 70 65 60 55 50 N/A	100 100 100 90 80 70 60 50 N/A N/A N/A N/A N/A N/A	100 95 90 85 80 75 70 65 N/A N/A N/A N/A N/A N/A

(j)
“Good Reason” shall mean “Good Reason” or such similar concept as defined in any employment, severance, or similar agreement then in effect between the Participant and any of PPL or an Affiliated Company, or, if no such agreement containing a definition of “Good Reason” is then in effect or if such term is not defined therein, “Good Reason” shall mean without the Participant’s consent, (i) a change caused by PPL or an Affiliated Company in the Participant’s duties and responsibilities which is materially inconsistent with the Participant’s position at the applicable entity that is a member of the Affiliated Companies, (ii) a material reduction in the Participant’s annual base salary, annual incentive compensation opportunity or other employee benefits (excluding any such reduction that is part of a plan to reduce annual base salaries, annual incentive compensation opportunities or other employee benefits of comparably situated employees of any entity that is a member of the Affiliated Companies generally), or (iii) a relocation of the Participant’s current principle place of employment; provided that, notwithstanding anything to the contrary in the foregoing, the Participant shall only have “Good Reason” to terminate employment following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Participant specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred.

(k)	"Participant" means

(1)
any elected officer or other key employee of PPL or of a Participating Company who is hired prior to January 1, 2012, is designated as eligible in a resolution adopted by the board of directors of such Participating Company, and is approved for participation in this Plan by the CLC.

(2)
any individual formerly described in Paragraph (1) who has not yet had a Termination of Employment, or any individual formerly described in Paragraph (1) who has had a Termination of Employment and is entitled to receive benefits under Article 3 of this Plan. All Participants of this Plan are listed in Appendix A.

(l)
“Participating Company” means PPL Services Corporation, PPL Electric Utilities Corporation (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC), PPL Global, LLC, PPL Montana, LLC and each other Affiliated Company that is designated by the CLC to adopt this Plan by action of its board of directors or managers.

(m)	"Plan" means this Supplemental Executive Retirement Plan, as amended from time to time.
(n)	“PPL Corporation” means PPL Corporation (prior to February 14, 2000, PP&L Resources, Inc.).
(o)	“Retiree” means a Participant except the Chief Executive Officer of PPL Corporation who has a Termination of Employment after:
(1) attaining age 55 and completing at least 10 Years of Service, or
(2) attaining age 60.

For the Chief Executive Officer of PPL Corporation, “Retiree” means the Participant has a Termination of Employment after attaining age 55 and completing at least 10 years of Service or attaining age 62.

(p)	"Retirement Plan" means the PPL Retirement Plan, as amended from time to time.
(q)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
(r)	"Supplemental Final Average Earnings" means the following:

(1)
Supplemental Final Average Earnings means twelve times the average of a Participant’s “compensation” as defined in Paragraphs (A) through (B) below, from PPL and/or an Affiliated Company, for the 60 highest full months in the final 120 (or fewer) full consecutive months during which he is employed by PPL and/or an Affiliated Company. For this purpose, non-consecutive months interrupted by periods in which the Participant receives no “compensation” shall be treated as consecutive. For purposes of this Section, “compensation” shall include the following:

(A)
the Participant’s base salary from PPL and/or any Affiliated Company prior to any deferrals to the Officers Deferred Compensation Plan or any other nonqualified deferred compensation plan of an Affiliated Company or any Internal Revenue Code section 401(k) plan by which Participant is covered, plus

(B)
the value of any cash grants attributable to any month used in the average, awarded to Participant pursuant to the executive incentive awards program initially approved by the Board on October 25, 1989 or any similar program maintained by an Affiliated Company. For the final calendar year of employment, "Compensation" shall include an amount equal to the value of any cash grant that would have been paid for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated by multiplying by a fraction equal to the number of full calendar months of service completed divided by 12.

(2)
For the purposes of determining the Participant’s “compensation” under Subsection (1) of this definition, the CLC will determine the amount of any cash grant awarded to the Participant under any incentive awards program, and prorate such amount over the year for which the award was granted.
Notwithstanding the foregoing, if a Participant transfers from a Participating Company to an Affiliated Company that is not a Participating Company after becoming a Participant, earnings with the Affiliated Company after the date of such transfer (or for the duration of each such transfer if the Participant transfers more than once) shall not count in the Participant’s Supplemental Final Average Earnings.

(s)	“Terminated Vested Participant” means a Participant except the Chief Executive Officer of PPL Corporation:
	(1)	who has a Termination of Employment after attaining age 50 but not age 55, and completing at least 10 Years of Service.

(t)	“Termination of Employment” means the Participant’s separation from service (as such term is defined in Section 409A) from PPL and all Affiliated Companies.

II.	Except as provided for in this Amendment No. 6, all other provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 6 is executed this ____ day of __________________, 2018.

PPL SERVICES CORPORATION

By:
Joanne H. Raphael
Senior Vice President, General Counsel
and Corporate Secretary

iManage/SERP Document (1989-00735)/Plan Documents/Amendments